Registration No.

     As filed with the Securities and Exchange Commission on April 24, 2002
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                           NEWMONT MINING CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                   84-1611629
                      (I.R.S. Employer Identification No.)

                               1700 Lincoln Street
                             Denver, Colorado 80203
                                 (303) 863-7414
                   (Address, including zip code, and telephone
                         number, including area code, of
                        Registrant's principal executive
                                    offices)

                              Britt D. Banks, Esq.
                           Newmont Mining Corporation
                               1700 Lincoln Street
                             Denver, Colorado 80203
                                 (303) 863-7414
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             Maureen Brundage, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200

                             ----------------------

       Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./X/

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                    Proposed maximum       Proposed maximum
          Title of each class of               Amount to be          offering price       aggregate offering         Amount of
       Securities to be registered             registered (1)          per unit(2)             price(2)           registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common  Stock, par value $1.60 per
share (and associated Preferred Stock           12,445,837               $28.57            $355,577,563.09           $32,713.14
Purchase Rights)
====================================================================================================================================

(1) The number of shares of Common Stock of Newmont Mining Corporation that may be issued upon exercise of the outstanding Class A Warrants and the Class B Warrants (collectively the "Warrants") of Newmont Mining Corporation of Canada Limited, based upon the exercise prices in effect on April 16, 2002. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall be deemed also to cover an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions applicable to the Warrants.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange, Inc. on April 19, 2002.

       The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                   SUBJECT TO COMPLETION, DATED APRIL 24, 2002

                           NEWMONT MINING CORPORATION

                        12,445,837 Shares of Common Stock

                             Issuable upon Exercise

                                       of

                      Class A Warrants and Class B Warrants

                                       of

                  Newmont Mining Corporation of Canada Limited

          (formerly known as Franco-Nevada Mining Corporation Limited)

                           ---------------------------

         This prospectus relates to shares of common stock of Newmont Mining Corporation that may be issued from time to time upon the exercise of outstanding Class A Warrants and Class B Warrants of Newmont Mining Corporation of Canada Limited (formerly known as Franco-Nevada Mining Corporation Limited), a subsidiary of Newmont Mining Corporation. Each Class A Warrant is exercisable for 3.2 shares of common stock of Newmont Mining Corporation upon surrender of one Warrant and C$200, subject to adjustment. Each Class B Warrant is exercisable for 2.464 shares of common stock of Newmont Mining Corporation upon surrender of one Warrant and C$100, subject to adjustment. As of April 15, 2002, 2,246,336 Class A Warrants were outstanding and 2,133,751 Class B Warrants were outstanding. As used in this prospectus, "$" means U.S. dollars and "C$" means Canadian dollars.

         The Newmont Mining Corporation common stock trades on the New York Stock Exchange under the symbol "NEM" and in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol "NEM".

         See "Forward-Looking Statements and Risk Factors" beginning on page 3 to read about factors you should consider before exercising your warrants for shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated           , 2002.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


Newmont Mining Corporation.....................................................1
Forward-Looking Statements and Risk Factors....................................1
The Acquisition of Franco-Nevada...............................................2
Use of Proceeds................................................................2
Description of the Warrants....................................................2
Description of Newmont Mining Corporation Capital Stock........................3
U.S. Federal Income Tax Considerations as a Real Property Holding
  Corporation.................................................................17
Plan of Distribution..........................................................18
Legal Opinion.................................................................18
Experts.......................................................................18
Where You Can Find More Information...........................................19

                           NEWMONT MINING CORPORATION

         Newmont Mining Corporation's original predecessor corporation was incorporated in 1921 under the laws of Delaware. On February 13, 2002, at a special meeting of the stockholders of Newmont, stockholders approved adoption of an Agreement and Plan of Merger that provided for a restructuring of Newmont to facilitate the February 2002 acquisitions described below and to create a more flexible corporate structure. Newmont merged with an indirect, wholly-owned subsidiary, which resulted in Newmont becoming a direct wholly-owned subsidiary of a new holding company. The new holding company was renamed Newmont Mining Corporation. There is no impact to the consolidated financial statements of Newmont as a result of this restructuring and former stockholders of Newmont became stockholders of the new holding company. In this prospectus, "Newmont" and "we" refer to Newmont Mining Corporation and/or our affiliates and subsidiaries and are intended to include both pre- and post-restructuring Newmont, unless the context specifically requires otherwise.

         On February 16, 2002, Newmont completed the acquisition of Franco-Nevada Mining Corporation Limited, a Canadian company, pursuant to a Plan of Arrangement. As a result, Franco-Nevada became a subsidiary of Newmont and subsequently changed its name to Newmont Mining Corporation of Canada Limited. On February 20, 2002, Newmont gained control of Normandy Mining Limited, an Australian company, through an off-market bid for all of the ordinary shares in the capital of Normandy. On February 26, 2002, when Newmont's off-market bid for Normandy expired, Newmont had a relevant interest in more than 96% of Normandy's outstanding shares. Newmont is exercising compulsory acquisition rights under Australian law to acquire all of the shares of Normandy that Newmont does not own and expects this process to be completed in April 2002.

         We are engaged in the production of gold, the exploration for gold and the acquisition and development of gold properties worldwide. We produce gold from operations in North America, South America, Australia, New Zealand, Indonesia, Uzbekistan and Turkey. We are also engaged in the production of, and exploration for, copper and zinc.

         Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203 and our telephone number is (303) 863-7414.

                   FORWARD-LOOKING STATEMENTS AND RISK FACTORS

          Some statements contained in this prospectus (including information incorporated by reference) are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provided for under those sections. Our forward-looking statements include estimates of future production, capital expenditures and other costs and expenses, reserve estimates, projected acquisition synergies and the other statements set forth under "Forward-Looking Statements" in

Item 1 of our Annual Report on Form 10-K for our most recently completed fiscal year, which is incorporated by reference into this prospectus.

         Our forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results to differ materially from our forward-looking statements include gold and other commodity prices, currency fluctuations, higher than anticipated production costs, potential environmental liabilities, uncertainty in proven and probable gold reserves and political and economic risks in the countries in which we operate, as well as the other factors described in the section titled "Risk Factors" in our Annual Report on Form 10-K for our most recently completed fiscal year, which is incorporated by reference into this prospectus. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.

         We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date of the document, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

                        THE ACQUISITION OF FRANCO-NEVADA

         On February 16, 2002, Newmont completed its acquisition of Franco-Nevada Mining Corporation of Canada Limited pursuant to an arrangement agreement, dated as of November 14, 2001. Pursuant to the arrangement agreement, each Franco-Nevada common shareholder received in exchange for each Franco-Nevada common share either: (1) 0.80 of an exchangeable share of Franco-Nevada (exchangeable for Newmont common stock) or (2) 0.80 of a share of Newmont common stock. Franco-Nevada became a subsidiary of Newmont and subsequently changed its name to Newmont Mining Corporation of Canada Limited.

                                 USE OF PROCEEDS

         The shares of common stock will be issued to holders of the Class A Warrants and the Class B Warrants upon exercise of those Warrants and payment of the relevant exercise price. Newmont Mining Corporation of Canada Limited will receive the exercise price paid in connection with each exercise of the Class A Warrants and Class B Warrants and will use the aggregate proceeds for general corporate purposes.

                           DESCRIPTION OF THE WARRANTS

         The following is a summary of the terms of the Warrants relating to the exercise rights of those Warrants, as well as other material terms of the Warrants. This summary is qualified in its entirety by reference to the applicable provisions of the warrant agreements under which the Warrants were issued. Copies of the warrant agreements can be obtained from Newmont.

         The Class A Warrants were issued pursuant to the warrant agreements dated as of September 15, 1993 and February 11, 1998, as amended and supplemented, each between Franco-Nevada Mining Corporation Limited and Computershare Trust Company of Canada (formerly Montreal Trust Company of Canada), as agent. The Class B Warrants were issued pursuant to the warrant agreements dated as of November 12, 1993 and January 8, 1999, as amended and supplemented, each between Euro-Nevada Mining Corporation Limited and Computershare, as agent. As of April 15, 2002, 2,246,336 Class A Warrants were outstanding and 2,133,751 Class B Warrants were outstanding.

         As a result of our acquisition of Franco-Nevada, the Warrants are exercisable at any time into shares of our common stock. Each Class A Warrant is exercisable for 3.2 shares of our common stock upon surrender of one Warrant and C$200, subject to adjustment. Each Class B Warrant is exercisable for 2.464 shares of our common stock upon surrender of one Warrant and C$100, subject to adjustment. The Warrants may be exercised at any time. The Class A Warrants expire on September 15, 2003. The Class B Warrants expire on November 12, 2003.

                  DESCRIPTION OF THE NEWMONT MINING CORPORATION
                                  CAPITAL STOCK

         Your rights as a stockholder of Newmont will be governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock and is qualified in its entirety by reference to the applicable provisions of Delaware law, our certificate of incorporation and by-laws and the rights agreement, dated as of February 13, 2002, between us and Mellon Investor Services LLC, as rights agent, relating to rights to purchase shares of our series A junior participating preferred stock. Copies of our certificate of incorporation, our by-laws and our rights agreement are exhibits to the registration statement of which this prospectus is a part.

         As of April 12, 2002, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

     o 5,000,000 shares of preferred stock, par value $5.00 per share, of which (1) 2,299,980 shares of our $3.25 convertible preferred stock were outstanding (but which are scheduled to be redeemed on May 15, 2002 as described below) and (2) one share of special voting stock was outstanding; and

     o   750,000,000 shares of common stock, par value $1.60 per share, of which
         (1) 336,047,922 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of common stock of Newmont on a ten-for-one basis, and (2) 55,719,295 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited (formerly known as Franco-Nevada Mining Corporation Limited) which were issued in connection with our acquisition of Franco-Nevada, have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

         The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding shares of the exchangeable shares.

Common Stock

         The following is a summary of our common stock. The description of our common stock is qualified in its entirety by reference to our certificate of incorporation, our by-laws and Delaware law.

Dividend Rights

         Holders of our common stock may receive dividends when, as and if declared by our Board out of funds of Newmont legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

         As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Voting and Other Rights

         Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

         Holders of shares of our convertible preferred stock and the special voting share are entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote. For purposes of voting, "shares of our capital stock" includes shares of our common stock (including shares represented by Australian CHESS depositary interests) and our convertible preferred stock, as well as the maximum number of shares of common stock that the holder of the special voting share is entitled to vote on behalf of the holders of the outstanding exchangeable shares.

         Our Board is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

         In the event of any liquidation, dissolution or winding up of Newmont, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont, all holders of exchangeable shares would be become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

         Newmont common stock is not redeemable or convertible.

Preferred Share Purchase Rights

         Each issued share of our common stock includes a preferred stock purchase right. See "Anti-Takeover Provisions - Stockholders Rights Plan" below.

Other Provisions

         All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any securities of Newmont.

Listing

         Our common stock trades on the New York Stock Exchange under the symbol "NEM." ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for the common stock.

         Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol "NEM".

Newmont CDIs

         The Newmont Australian CHESS depositary interests (the "CDIs") are units of beneficial ownership in our common stock held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) ("CDN"), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008624691). The Newmont CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend Newmont stockholders' meeting. The Newmont CDIs are convertible at the option of the holders into our common stock on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock - General

         Our preferred stock is issuable in series. Our Board has the power to fix various terms for each series of preferred stock, including the following:

     o   voting powers,

     o   designations,

     o   preferences,

     o   the relative participating and option or other rights,

     o   qualifications and

     o   limitations and restrictions.

         A description of our outstanding preferred stock is set forth below.

$3.25 Convertible Preferred Stock

         The following is a summary of our $3.25 convertible preferred stock. The form of the certificate of designations setting forth the terms of the $3.25 convertible preferred stock is an exhibit to the registration statement of which this prospectus is a part. The description of our $3.25 convertible preferred stock is qualified in its entirety by reference to the form of certificate of designations.

         On April 12, 2002, we announced the redemption of all of the issued and outstanding shares of our convertible preferred stock as of the close of business on May 15, 2002 for a redemption price of $50.325 per share, plus $0.8125 per share in respect of all dividends that will have accrued as of the redemption date. In settlement of the total redemption price of $51.1375 per share, we will issue to holders of record of the convertible preferred stock
1.9187 shares of our common stock for each share of convertible preferred stock. As of May 16, 2002, no shares of convertible preferred stock will be outstanding.

Ranking

           The convertible preferred stock ranks prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of Newmont, to our common stock.

Dividend Rights

         Holders of shares of our convertible preferred stock may receive, when, as and if declared by our Board out of funds of Newmont legally available for the payment of dividends, an annual cash dividend of $3.25 per share, payable in equal quarterly installments. Dividends on the convertible preferred stock accrue without interest and are cumulative from the date of initial issuance. Dividends will be payable to holders of record as they appear on our stock transfer books on the record dates as are fixed by our Board.

         Unless full cumulative dividends on the convertible preferred stock have been paid or declared and sums set aside for the payment thereof, we may not (1) pay or declare and set aside for payment dividends (other than in common stock or any other capital stock of Newmont ranking junior to the convertible preferred stock as to dividends and as to liquidation rights), (2) make other distributions upon the common stock or on any other capital stock of Newmont ranking junior to or on a parity with the convertible preferred stock as to dividends or (3) redeem, purchase or otherwise acquire for any consideration either common stock or any other stock of Newmont ranking junior to the convertible preferred stock as to dividends.

Voting Rights

         Holders of our convertible preferred stock are entitled to vote, as a single class, together with the holders of common stock on all matters relating to Newmont on which holders of our common stock are entitled to vote. Holders of shares of convertible preferred stock are entitled to cast not less than one vote for each share they hold.

         Holders of our convertible preferred stock have voting rights as described below and as required by law. Each outstanding share of convertible preferred stock is entitled to one vote, excluding shares held by us or any entity controlled by us, which shares will have no voting rights.

         Whenever dividends on the convertible preferred stock have not been paid in an aggregate amount equal to at least six quarterly dividends on those shares, whether or not consecutive, the number of directors of Newmont will be increased by two, and the holders of the convertible preferred stock, voting separately as a class with the holders of any outstanding shares of stock on a parity as to dividends with the convertible preferred stock on which like voting rights have been conferred and are exercisable, will be entitled to elect those two additional directors to our Board at any meeting of our stockholders at which directors are to be elected until all dividends accrued and in default have been paid in full or set apart for payment in full. The term of office of all directors so elected will terminate immediately upon this payment or a setting apart for payment.

         In addition, so long as any convertible preferred stock is outstanding, we will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of convertible preferred stock, voting separately as a class, (1) amend, alter or repeal any provision of our certificate of incorporation or by-laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the convertible preferred stock, (2) authorize or issue or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of that class or series, ranking senior to the convertible preferred stock as to dividends or as to rights upon liquidation, dissolution or winding up of Newmont or (3) effect any reclassification of the convertible preferred stock.

Conversion Rights

         Each share of convertible preferred stock is convertible at any time at the option of the holder into the number of shares of our common stock obtained by dividing $50.00 by the conversion price of $100, subject to adjustment. However, because the shares of convertible preferred stock have been called for redemption, the conversion right with respect thereto will terminate at the close of business on, May 15, 2002, the date fixed for redemption, and will be lost if not exercised prior to that time, unless we default in payment of the redemption obligation. We will not deliver fractional shares of common stock upon conversion, but will pay a cash adjustment for these fractional interests based on the then current market price of the common stock.

         In case of (1) any consolidation or merger to which Newmont is a party other than a merger or consolidation in which Newmont is the continuing corporation and in which the common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of another corporation, (2) any sale or transfer to another corporation of the property of Newmont as an entirety or substantially as an entirety, or (3) any statutory exchange of securities with another corporation other than in connection with a merger or acquisition, there will be no adjustment of the conversion price. In these events, each holder of the then-outstanding convertible preferred stock will have the right, at the holder's option, to convert that holder's convertible preferred stock into the kind and amount of securities, cash or other property receivable upon the consolidation, merger, statutory exchange, sale or transfer by a holder of the number of shares of common stock into which that holder's convertible preferred stock might have been converted immediately prior to the consolidation, merger, statutory exchange, sale or transfer, assuming that holder of common stock failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon the consolidation, merger, statutory exchange, sale or transfer. However, if the kind or amount of securities, cash or other property receivable upon the consolidation, merger, statutory exchange, sale or transfer is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon the consolidation, merger, statutory exchange, sale or transfer for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares.

         Convertible preferred stock surrendered for conversion after the close of business on a record date for payment of dividends and before the opening of business on the next succeeding dividend payment date, unless the convertible preferred stock is subject to redemption on a redemption date in that period, must be accompanied by payment of an amount equal to the dividend thereon which is to be paid on that dividend payment date. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued dividends on the convertible preferred stock or for any dividends or distributions on any shares of common stock delivered upon the conversion.

Liquidation Rights

         In the event of any liquidation, dissolution or winding up of Newmont, the holders of shares of convertible preferred stock are entitled to receive a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment before any distribution of assets is made to holders of common stock or any other capital stock that ranks junior to the convertible preferred stock as to liquidation rights. The holders of convertible preferred stock and all series or classes of our capital stock hereafter issued that rank on a parity as to liquidation rights with the convertible preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on that stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the convertible preferred stock, the holders of the shares will not be entitled to any further participation in any distribution of assets by Newmont. Neither a consolidation, merger or other business combination of Newmont with or into another corporation or other entity nor a sale or transfer of all or part of Newmont's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of Newmont.

Redemption

         The convertible preferred stock is redeemable, at the option of Newmont, in whole or in part, for shares of common stock, at any time. Pursuant to the terms of the convertible preferred stock, on April 12, 2002, we announced the redemption of all issued and outstanding shares of the convertible preferred stock as of the close of business on May 15, 2002.

         Pursuant to the terms of the convertible preferred stock, we will pay a redemption price of $50.325 per share, plus $0.8125 per share for all dividends that will have accrued on the convertible preferred stock at the redemption date. In settlement of the total redemption price of $51.1375 per share, we will issue to holders of the convertible preferred stock 1.9187 shares of our common stock for each share of convertible preferred stock redeemed, except that in lieu of any fractional share of common stock, we will pay cash (calculated to the nearest cent) in an amount equal to $26.6525 multiplied by any fractional interest that otherwise would have been deliverable.

         Notice of redemption was mailed on April 15, 2002 to each holder of record of shares of convertible preferred stock at the address shown on our stock transfer books. After May 15, 2002, dividends will cease to accrue on the shares of convertible preferred stock and all rights of the holders of the convertible preferred stock will terminate, except the right to receive shares of common stock equal to the redemption price without interest or adjustment from changes in the market value of the common stock. At the close of business on May 15, 2002, each holder of convertible preferred stock so redeemed, without any further action, will be deemed a holder of the number of shares of common stock for which the convertible preferred stock is redeemable.

Other Provisions

         All of the outstanding shares of convertible preferred stock are validly issued, fully paid and nonassessable. Holders of our convertible preferred stock have no preemptive rights with respect to any securities of Newmont.

Listing

         Our convertible preferred stock are listed on the New York Stock Exchange. ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for the convertible preferred stock and the transfer agent and registrar for the common stock issuable upon conversion or redemption thereof.

Special Voting Stock

         The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. The description of our special voting stock is qualified in its entirety by reference to the certificate of designations setting forth the terms of the special voting stock which is an exhibit to the registration statement of which this prospectus is a part.

         Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Mining Corporation of Canada Limited, formerly known as Franco-Nevada Mining Corporation Limited ("Newmont Canada"). The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect Newmont.

Ranking

         With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of capital stock of Newmont.

Dividend Rights

         The special voting share is not entitled to receive dividends.

         Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our Board of Directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

         Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to Newmont on which our stockholders are entitled to vote.

         The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

         So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

              (1) without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

                  o issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

                  o issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

                  o issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or
                     (b) rights, options, warrants or other assets other than those referred to above;

                  o subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

                  o reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

                  o reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

              (2) in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our Board, or is otherwise effected or to be effected with the consent or approval of the our Board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

         In the event of the liquidation, dissolution or winding-up of Newmont,
(1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

         In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

         The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person are outstanding, the special voting share will automatically be redeemed for $0.001.

         Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

         On or at any time after the seventh anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada's obligation to redeem the exchangeable shares will terminate.

Listing

         The exchangeable shares are listed on the Toronto Stock Exchange under the symbol "NMC".

Anti-Takeover Provisions

         Article Ninth of our certificate of incorporation and our rights agreement may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

Approval of Various Mergers, Consolidations, Sales and Leases

         Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

     o a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

     o the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

     o any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

However, Article Ninth does not apply to any transaction if:

     o our Board approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

     o we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

Stockholders Rights Plan

         On January 30, 2002, our Board declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on February 15, 2002 to the stockholders of record on February 15, 2002. The rights were issued pursuant to the terms of the Rights Agreement, dated as of February 13, 2002 between Newmont and Mellon Investor Services LLC, as the rights agent.

         Our Board has adopted this rights agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our Board of Directors. The rights agreement should not interfere with any merger or other business combination approved by our Board.

         The following is a summary description of our rights agreement and should be read together with the entire rights agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

         The Rights. Our Board authorized the issuance of a right with respect to each share of common stock outstanding on February 15, 2002. The rights initially trade with, and are inseparable from, shares of our common stock. The rights are evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of our common stock that we issue after February 15, 2002 until the Distribution Date described below.

         Exercise Price. Each right allows its holder to purchase from Newmont one one-thousandth of a share of Series A Junior Participating Preferred Stock ("preferred share") for $100, once the rights become exercisable. This portion of a preferred share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock. Prior to exercise, the right does not give its holder any dividend, voting or liquidation rights.

         Exercisability.  The rights are not exercisable until:

                            o 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier, or

                            o 10 business days (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

         We refer to the date when the rights become exercisable as the "Distribution Date." Until that date, the common stock certificates also evidence the rights, and any transfer of shares of common stock constitutes a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an Acquiring Person are void and may not be exercised.

         Our Board may reduce the threshold at which a person or group becomes an Acquiring Person from 15% to not less than 10% of the outstanding common stock.

         Consequences of a Person or Group Becoming an Acquiring Person.

                            o Flip In. If a person or group becomes an Acquiring Person, all holders of rights except the Acquiring Person may, for $100, purchase shares of our common stock prior to the acquisition.

                            o Flip On. If we are later acquired in a merger of similar transaction after the Distribution Date, all holders of rights except the Acquiring Person may, for $100, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation's stock, prior to the merger.

         Preferred Share Provisions. Each one one-thousandth of a preferred share, if issued:

                            o  will not be redeemable;

                            o will entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

                            o will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater;

                            o will have the same voting power as one share of common stock; and

                            o if shares of our common stock are exchanged by merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

         The value of one one-thousandth interest in a preferred share should approximate the value of one share of common stock.

         Expiration. The rights will expire on February 13, 2012.

         Redemption. Our Board of Directors may redeem the rights for $0.001 per right at any time before any person or group becomes an Acquiring Person. If our Board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

         Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the Acquiring Person.

         Anti-Dilution Provisions. Our Board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the purchase price of less than 1% will be made.

         Amendments. The terms of the rights agreement may be amended by our Board without the consent of the holders of the rights. However, our Board may not amend the rights agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of our outstanding common stock. In addition, the Board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that the person or group already owns. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the rights.

                   U.S. FEDERAL INCOME TAX CONSIDERATIONS AS A
                        REAL PROPERTY HOLDING CORPORATION

         We are likely to constitute a U.S. real property holding corporation within the meaning of the Internal Revenue Code of 1986, as amended. Under certain provisions of the Code and income tax regulations, gain realized by a non-U.S. person who would not ordinarily be subject to U.S. federal income tax on gains would, under certain circumstances, be subject to tax (the "special tax") on gain realized on the disposition (and possible withholding tax on the proceeds from such sale (the "withholding tax")) of our securities (other than the disposition of an interest held solely as a creditor), notwithstanding such non-U.S. person's lack of other connections with the United States. However, because our common stock is regularly traded on an established stock market, the special tax and the withholding tax would apply to the disposition by a non-U.S. person of an interest in a class of securities (other than an interest held solely as a creditor) that is not regularly traded on established securities market only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of stock with the lowest fair market value. However, if such non-regularly traded class of securities is convertible into a regularly traded class of stock, the special tax and the withholding tax would apply to the disposition of an interest in such non-regularly traded class of securities only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of stock into which it is convertible. The special tax (but, except in certain circumstances, not the withholding tax) would likewise apply to a disposition of an interest in a class of stock that is regularly traded on an established securities market by a non-U.S. person who beneficially owns, actually or constructively, more than 5% of the total fair market value of such class of securities at any time during the five year period immediately preceding the disposition of such interest.

         Certain U.S. federal income tax consequences of an investment in a class of securities will, to the extent appropriate under the circumstances, be described in the prospectus supplement relating thereto. Each prospective holder of securities is urged to consult its own tax advisors regarding the U.S. federal tax consequences of an investment in such securities, as well as the tax consequences under any state, local or foreign tax laws.

                              PLAN OF DISTRIBUTION

         We are registering by this prospectus shares of our common stock (and associated preferred stock purchase rights) for issuance to holders of the Warrants described above upon exercise of those warrants as provided in the relevant warrant agreements.

                                  LEGAL OPINION

        White & Case LLP will issue for us an opinion about the legality of the shares of common stock that may be offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of Newmont Mining Corporation incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The audited consolidated financial statements of Newmont Mining Corporation of Canada Limited (formerly known as Franco-Nevada Mining Corporation Limited) as of March 31, 2001 and 2000 and for each of the three years ended March 31, 2001, incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

         The financial statements of Normandy Mining Limited as of June 30, 2001 and 2000, and for the years then ended, have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited interim financial information of Normandy Mining Limited as of December 31, 2001 and 2000 and for the six month periods then ended which is incorporated herein by reference, Deloitte Touche Tohmatsu have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Newmont Mining Corporation Current Report on Form 8-K filed on March 1, 2002, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte Touche Tohmatsu are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC's web site at http://www.sec.gov. The information on our web site is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York City and Chicago. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

              o Annual Report on Form 10-K for the year ended December 31, 2001;

              o Current Reports on Form 8-K filed on January 17, 2002, February 7, 2002, March 1, 2002 (as amended by a Current Report on Form 8-K/A filed on April 16, 2002), April 3, 2002 and April 16, 2002; and

              o The description of our common stock contained in our registration statement on Form 8-A for our common stock filed under the Securities Exchange Act of 1934 including any amendment or report filed for the purpose of updating that description.

         You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

         Newmont Mining Corporation
         1700 Lincoln Street
         Denver, Colorado 80203
         Attn: Office of the Secretary
         (303) 863-7414

         You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

         SEC filing fee                                        $32,713.14
         Accounting fees and expenses                          $20,000.00
         Legal fees and expenses                               $35,000.00
         Transfer agent's fees                                  $5,000.00
         Stock exchange listing fees                           $17,500.00
         Miscellaneous                                          $4,786.86
         Total                                                $115,000.00

--------------------

*All estimates except for filing fee.

Item 15. Indemnification of Directors and Officers.

         Article Tenth of Newmont's Certificate of Incorporation provides that its directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

         The By-Laws of Newmont provide that each person who at any time is or shall have been a director or officer of Newmont, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont, and his or her heirs, executors and administrators, shall be indemnified by Newmont in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Article VI of the By-Laws of Newmont facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont and the director or officer.

         Section 145 of the General Corporation Law of the State of Delaware authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

Item 16. Exhibits.

Exhibit
Number        Description of Documents

4.1 Certificate of Incorporation of the Registrant. Incorporated by reference to Appendix F to the Registrant's Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission on January 10, 2002.

4.2 Certificate of Elimination of Series A Junior Participating Preferred Stock of the Registrant. Incorporated by reference to
              Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.3 Certificate of Designations of Special Voting Stock. Incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.4 Certificate of Designations of Series A Junior Participating Preferred Stock of the Registrant. Incorporated by reference to
              Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its preferred stock purchase rights, filed with the Securities and Exchange Commission on February 15, 2002.

4.5 Certificate of Designations of $3.25 Convertible Preferred Stock of the Registrant. Incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of such preferred stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.6 Certificate of Amendment to the Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.7 By-Laws of the Registrant. Incorporated by reference to Appendix G to the Registrant's Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission on January 10, 2002.

4.8 Rights Agreement, dated as of February 13, 2002, between the Registrant and Mellon Investor Services LLC (which includes the form of Certificate of Designations of Series B Junior Preferred Stock of the Registrant as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase

              Preferred Shares as Exhibit C). Incorporated by reference to
              Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its preferred stock purchase rights, filed on February 15, 2002.

5             Opinion of White & Case LLP.

15            Letter Re Unaudited Interim Financial Information

23.1          Consent of Arthur Andersen LLP.

23.2          Consent of PricewaterhouseCoopers LLP.

23.3          Consent of Deloitte, Touche, Tohmatsu.

23.4          Consent of White & Case LLP (included in Exhibit 5).

24            Power of Attorney of certain officers and directors.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

               (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

               (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of Newmont Mining's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 24th day of April 2002.

                                    NEWMONT MINING CORPORATION


                                    By /s/ Britt D. Banks
                                      -----------------------------------
                                      Britt D. Banks
                                      Vice President, General Counsel
                                      and Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                              Title                                       Date

-----------------------------
    Glen A. Barton                         Director                                 April 24, 2002

           *
-----------------------------
    Vincent A. Calarco                     Director                                 April 24, 2002

           *
-----------------------------
    Ronald C. Cambre                       Director                                 April 24, 2002

           *
-----------------------------
    James T. Curry, Jr.                    Director                                 April 24, 2002

           *
-----------------------------
    Joseph P. Flannery                     Director                                 April 24, 2002

-----------------------------
    Leo I. Higdon, Jr.                     Director                                 April 24, 2002

           *
-----------------------------
    M. Craig Haase                         Director                                 April 24, 2002

           *
-----------------------------
   Michael S. Hamson                       Director                                 April 24, 2002

           *
-----------------------------
    Pierre Lassonde                        Director                                 April 24, 2002


           *
-----------------------------
   Robert J. Miller                        Director                                 April 24, 2002

           *                               Chairman of the Board and Chief
-----------------------------              Executive Officer
    Wayne W. Murdy                         (Principal Executive Officer)            April 24, 2002

           *
-----------------------------
  Robin A. Plumbridge                      Director                                 April 24, 2002

           *
-----------------------------
   John B. Prescott                        Director                                 April 24, 2002

           *
-----------------------------
   Moeen A. Qureshi                        Director                                 April 24, 2002

           *
-----------------------------
   Michael K. Reilly                       Director                                 April 24, 2002

           *
-----------------------------
    Seymour Schulich                       Director                                 April 24, 2002

           *
-----------------------------
    James V. Taranik                       Director                                 April 24, 2002

/s/ Bruce D. Hansen                        Senior Vice President and
-----------------------------              Chief Financial Officer
     Bruce D. Hansen                       (Principal Financial Officer)            April 24, 2002

/s/ Linda K. Wheeler
-----------------------------              Vice President and Controller
     Linda K. Wheeler                      (Principal Accounting Officer)           April 24, 2002



*By /s/ Britt D. Banks
    ------------------------
     Britt D. Banks,
     as Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number             Description of Documents

4.1 Certificate of Incorporation of the Registrant. Incorporated by reference to Appendix F to the Registrant's Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission on January 10, 2002.

4.2 Certificate of Elimination of Series A Junior Participating Preferred Stock of the Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.3                Certificate of Designations of Special Voting Stock.
                   Incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.4 Certificate of Designations of Series A Junior Participating Preferred Stock of the Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its preferred stock purchase rights, filed with the Securities and Exchange Commission on February 15, 2002.

4.5 Certificate of Designations of $3.25 Convertible Preferred Stock of the Registrant. Incorporated by reference to Exhibit
                   3.3 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of such preferred stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.6 Certificate of Amendment to the Certificate of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

4.7 By-Laws of the Registrant. Incorporated by reference to Appendix G to the Registrant's Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission on January 10, 2002.

4.8 Rights Agreement, dated as of February 13, 2002, between the Registrant and Mellon Investor Services LLC (which includes the form of Certificate of Designations of Series B Junior Preferred Stock of the Registrant as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C). Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its preferred stock purchase rights, filed on February 15, 2002).

5                  Opinion of White & Case LLP.

15                 Letter Re Unaudited Interim Financial Information

23.1               Consent of Arthur Andersen LLP.

23.2               Consent of PricewaterhouseCoopers LLP.

23.3               Consent of Deloitte, Touche, Tohmatsu.

23.4               Consent of White & Case LLP (included in Exhibit 5).

24                 Power of Attorney of certain officers and directors.